Exhibit 10.1

Performance-Vested Stock Unit Agreement
Goal Based

On January 29, 2018, SRC ENERGY INC., a Colorado corporation (the “Company”), pursuant to its 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), granted to the holder listed below (“Participant”), the performance-vested stock units set forth below (individually and collectively referred to as the “Performance-Vested Stock Units” or “PSUs”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Notice of Performance-Vested Stock Unit Award

Participant	[__________]
Grant Date	January 29, 2018
Target Number of Goal-Based Performance-Vested Stock Units (“Target PSUs”)	[__________]
Overview
Pursuant to the terms and conditions set forth below, Participant may vest in 0% - 200% of the Target Goal-Based PSUs based on the Committee’s discretionary assessment of achievement of goals identified by the Committee. Except as set forth below under “Special Vesting Events,” Participant must be employed continuously from the Grant Date through the end of the Performance Period in order to vest in any PSUs hereunder.

Performance Period	January 1, 2018 – December 31, 2020
Goals
The goals by which performance will be judged shall be identified in the discretion of the Committee. The Committee may consider such matters as project level returns, corporate level return on capital employed, balance sheet management, community stewardship, staff development and retention and acquisitions and divestitures or any additional matters it deems appropriate, as well as the Participant’s individual contribution towards the identified goals.

Award Determination
Except as set forth below under the headings “Special Vesting Events” and “Change in Control,” the number of PSUs earned by the Participant shall be determined in accordance with this section. At the end of the Performance Period, the Company’s Board of Directors will make a determination as to the Participant’s and the Company’s performance in meeting the above goals. Based on that determination as supported by information provided by management, the Compensation Committee will resolve the number of PSUs that shall vest which shall be 0-200% of the target shares for each participant.

Special Vesting Events
Termination Without “Cause” or for “Good Reason”
In the event of the termination of Participant’s continuous employment by the Company without “cause” (as defined in the Plan), or for Good Reason (as defined below), then the Performance Period shall be deemed to have ended as of the Participant’s termination of continuous employment and the Company’s Board of Directors will make a determination as to the Participant’s individual contribution towards the Company’s performance in meeting the Company’s goals from the grant date through the date of such termination, based upon the award determination process described above, which shall be 0-200% of the Target goal based PSUs for such Participant. Upon such termination, Participant shall vest in the number of PSUs that is equal to (i) the number of Target goal-based PSUs awarded to the Participant multiplied by the percentage assigned by the Board of Directors in its performance determination, multiplied by (ii) a fraction, (x) the numerator of which is the number of days Participant remained in continuous employment from the start of the Performance Period through the date of termination, and (y) the total number of days in the Performance Period.
“Good Reason” shall mean the occurrence of any of the following without the express written consent of Participant, (i) a material reduction or change in Participant’s title or job duties, responsibilities and requirements inconsistent with Participant’s position with the Company and Participant’s prior duties, responsibilities and requirements, (ii) a material reduction in the Participant’s base salary or bonus opportunity unless a proportionate reduction is made to the base salary or bonus opportunity of all members of the Company’s senior management in accordance with a bona-fide downturn in the Company’s business; (iii) a change of more than 50 miles in the geographic location at which the Participant primarily performs services for the Company; or (iv) any material breach by the Company of any employment or severance agreement between the Company and the Participant. In the case of Participant’s allegation of Good Reason, (1) Participant shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, (2) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation, and (3) if the event is not timely remedied, the Participant must terminate employment within 30 days after the expiration of the cure period.

Death or Disability
In the event of the termination of Participant’s continuous employment with the Company on account of Participant’s death or Disability (as defined below), then the Performance Period shall be deemed to have ended as of the Participant’s termination of continuous employment, and Participant shall have earned one hundred percent (100%) of the Target PSUs. “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4).

Change in Control
In the event of a Change in Control (as defined in the Plan), the Performance Period shall end as of the date of the Change in Control, and the Participant will vest in that number of PSUs determined in accordance with the methodology set forth in the “Award Determination” section above, as of the date of the Change in Control.

Payment
Except as set forth below, the Company shall issue to Participant one share of Common Stock for each PSU that vests hereunder, with the delivery of such Common Stock to occur as soon as reasonably practicable following the certification of results for the Performance Period, but in all events within seventy-four (74) days following the last day of the Performance Period (as same may be truncated upon a Change in Control or termination of employment).
Notwithstanding the foregoing, if delivery of shares of Common Stock would, either alone or in combination with other Plan awards, result in the Company exceeding the Plan’s Share Limit, then the Company may instead settle some or all of the vested Restricted Stock Units granted hereunder by paying cash to the Participant on the same date as when shares of Common Stock would have otherwise been issued to the Participant. The amount payable for each cash-settled vested Restricted Stock Unit shall be equal to the Fair Market Value on the settlement date of one share of Common Stock. The determination as to whether any vested Restricted Stock Units shall be settled in cash, and if so, the number thereof, shall be made by the Administrator in its sole and absolute discretion, and neither the Administrator nor the Company shall have any liability to the Participant with respect to any such determination. The Participant hereby acknowledges and agrees that the Administrator need not treat similar Plan awards or award holders the same, and may select in its discretion which Plan awards or portions therefor shall be settled in cash in order to stay within the Share Limit.

Dividend Equivalent Right
Participant shall be entitled in respect of any vested PSUs to receive an additional amount in cash equal to the value of all dividends and distributions made between the Grant Date and the PSU payment date with respect to a number of shares of Common Stock equal to the number of vested PSUs (the “Dividend Equivalent Amounts”). The Dividend Equivalent Amounts shall be accumulated and paid on the date on which the PSUs to which they relate are paid.

Other Terms and Conditions	Are set forth in the accompanying Performance Vested Stock Unit Grant Terms and Conditions and the Plan.

By executing this letter below, Participant and the Company agree that the Performance-Vested Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and this Performance-Vested Stock Unit Agreement (including this Notice of Performance-Vested Stock Unit Award and the accompanying Performance-Vested Stock Unit Terms and Conditions) (the “Grant Documents”). Participant hereby represents and acknowledges that he or she has been provided the opportunity to review the Plan and the Grant Documents in their entirety, and Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Grant Documents.

IN WITNESS WHEREOF, the parties have executed this Performance-Vested Stock Unit Agreement, effective as of the day and year first above written.

SRC ENERGY INC.                    PARTICIPANT

_________________________________        _______________________________ Name                            Name
Title                            Date
Date